EXHIBIT 23.2

CONSENT OF

KPMG Wirtschaftsprüfungs- und Steuerberatungs GmbH

KPMG Wirtschaftsprüfungs- und Steuerberatungs GmbH hereby consents to (i) the use of its report dated February 16, 2007 relating to the consolidated financial statements of Oesterreichische Kontrollbank Aktiengesellschaft for the fiscal year from January 1 to December 31, 2006, which appears in the Annual Report on Form 18-K incorporated herein by reference and (ii) the use of its name under the heading “Introductory Note to Financial Statements” in the Annual Report on Form 18-K incorporated herein by reference.

Date: August 30, 2007

/S/ KLAUS PETER SCHMIDT
/S/ RENATE VALA
KPMG Wirtschaftsprüfungs- und Steuerberatungs GmbH